                                                                       EXHIBIT 2










                             PURCHASE AGREEMENT

                                    AMONG

              BLACKLAND VISTAS, INC. AND GREAT AQ STEAMBOAT CO.

                                  AS SELLER

                                     AND

                        THAYER HOTEL INVESTMENTS L.P.

                                AS PURCHASER

Definitions

     The following capitalized terms used in this Agreement are defined in the sections indicated below:


Additional Deposit                             Section 2.3
Agreement                                      Introduction
Apportionment Date                             Section 12.1
Blackland                                      Introduction
Claims                                         Section 3.9(d)
Closing                                        Section 5.1
Closing Date                                   Section 5.1
Contract Date                                  Section 3.2
Contracts                                      Section 3.12
Current Ledger                                 Section 12.3
Deposit                                        Section 2.3
Environmental Report                           Section 3.9(b)
Equipment Leases                               Section 3.13
Escrow Instructions                            Section 2.3
FF&E                                           Section 1.2
Fixed Asset Supplies                           Section 1.2
Front Desk Closing Hour                        Section 12.1
Great AQ                                       Introduction
Hazardous Materials                            Section 3.9(a)
Hotel                                          Section 1.1
Inventories                                    Section 1.2
Land                                           Section 1.1
Letter of Credit                               Section 2.3
Newco                                          Introduction
Partnership Interest                           Introduction
PTO Credit                                     Section 12.8
Permits                                        Section 3.17
Permitted Exceptions                           Section 6.2
Personal Property                              Section 1.2
Property                                       Section 1.2
Purchase Price                                 Section 2.1
Purchaser                                      Introduction
Seller                                         Introduction
Title Commitment                               Section 6.2
Title Company                                  Section 2.1
Uniform System of Accounts                     Section 1.2
WARN Act                                       Section 6.8

                              AMENDED AND RESTATED
                               PURCHASE AGREEMENT


     THIS AMENDED AND RESTATED PURCHASE AGREEMENT (THIS "AGREEMENT") is executed as of the 19th day of August, 1996 by BLACKLAND VISTAS, INC., an Illinois corporation ("BLACKLAND") and GREAT AQ STEAMBOAT CO., a Delaware corporation ("GREAT AQ") (BLACKLAND AND GREAT AQ COLLECTIVELY REFERRED TO AS "SELLER"); and THAYER HOTEL INVESTMENTS L.P., a Delaware limited partnership (TOGETHER WITH ANY PERMITTED DESIGNEE(S) OR PERMITTED ASSIGNEE, THE "PURCHASER").


                             PRELIMINARY STATEMENT

A. As of the date hereof, Blackland is the owner of the Hotel (hereafter defined) and the Land (hereafter defined) and Great AQ is the beneficial owner of the Hotel and the Land, and is the owner of the Personal Property (hereafter defined).

B. Prior to the Closing Date, Blackland and Great AQ shall form a single asset Delaware limited partnership ("NEWCO").

C. Prior to or on the Closing Date, Blackland or its designee shall contribute all of its right, title and interest in and to the Hotel and the Land to Newco, and shall record an act of sale to reflect such transfer, as described below.

D. Prior to the Closing Date, Great AQ shall contribute all of its right, title, and interest in and to the Hotel, the Land, and the Personal Property to Newco.

E. At Closing, Purchaser desires to acquire one hundred percent (100%) of the partnership interests in Newco (EACH, A "PARTNERSHIP INTEREST" AND COLLECTIVELY, THE "PARTNERSHIP INTERESTS") in order to become the owner of the Land, the Hotel, the Personal Property and certain other property, as hereinafter set forth.

F. Blackland, Great AQ, and Purchaser entered into a Purchase Agreement dated as of the 7th day of June, 1996 (THE "ORIGINAL AGREEMENT") for the acquisition from the Seller of the Hotel, the Land, the Personal Property, and certain other property.

G. The Original Agreement has been amended by the First Amendment to Purchase Agreement dated as of July 22, 1996, by Second Amendment to Purchase Agreement dated as of July 31, 1996, by Third Amendment to Purchase Agreement dated as of August 6, 1996, by Fourth Amendment to Purchase Agreement dated as of August 6, 1996, and by Fifth Amendment to Purchase Agreement dated as of August 8, 1996 (COLLECTIVELY, THE "AMENDMENTS").

H. Blackland, Great AQ, and Purchaser desire to amend and restate in its entirety the Original Agreement as amended by the Amendments.

                                   ARTICLE I
                                      SALE

     Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, and assign (or cause to be sold, conveyed, and assigned) to Purchaser, and Purchaser agrees to buy from Seller one hundred percent (100%) of the Partnership Interests in Newco which owns (or will own prior to closing):

     1.1 HOTEL. All that certain parcel of land located at 1001 Toulouse Street in New Orleans, Louisiana as described on EXHIBIT A attached hereto, including all right, title and interest, if any, in and to the land lying in the bed of any street or highway in front of or adjoining each such parcel to the center line thereof, all water and mineral rights, development rights and all easements, rights and other interests appurtenant thereto ( THE "LAND"), together with all buildings and other improvements that are located thereon, including, without limitation, all elevators, escalators, furnaces, heating, ventilating and air-conditioning systems and equipment, fixtures, electrical equipment, fire prevention and extinguishing apparatus located therein (COLLECTIVELY THE "HOTEL").

     1.2 PERSONAL PROPERTY. All right, title and interest in the following personalty: (a) any and all furniture, furnishings, fixtures, rugs, mats, carpeting, appliances, devices, furnace, telephone and other communications equipment, televisions and other video equipment, plumbing fixtures and other equipment located within the Hotel, including property described in the Equipment Leases (hereafter defined) (THE "FF&E"); (b) any and all items used by the Hotel included within the definition of "Property and Equipment" under the Uniform System of Accounts for Hotels, Eighth Revised Edition, 1987, as published by the Hotel Association of New York City, Inc. (THE "UNIFORM SYSTEM OF ACCOUNTS"), including, without limitation, linen, china, glassware, tableware, uniforms and similar items, whether in use or held in stock for future use, in connection with the operation of the Property, subject to such depletion and including such resupplies prior to the Closing Date as shall occur in the ordinary course of business (THE "FIXED ASSET SUPPLIES"); (c) any and all "Inventories" as defined in the Uniform System of Accounts used by the Hotel, such as provisions in storerooms, refrigerators, pantries, and kitchens, beverages in wine cellars and bars, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items (THE "INVENTORIES"), provided that to the extent that any applicable law prohibits the transfer of alcoholic beverages from Seller to Purchaser, such beverages shall not be considered a part of Inventories; (d) to the extent assignable, an interest in common with Seller in (i) all surveys, architectural, consulting and engineering blueprints, plans and specifications (together with the architects' certificates indicating that the Hotel has been completed in accordance therewith), drawings and reports, to the extent in the Seller's possession, custody or control, and (ii) all books and records (financial and otherwise), all telephone numbers, all non-proprietary customer and guest lists and information and any goodwill of Seller related to the Property; and (e) any and all other items of personalty located on, or used in connection with the operation of the Hotel (COLLECTIVELY, THE "PERSONAL PROPERTY" AND TOGETHER WITH THE HOTEL, HEREINAFTER REFERRED TO AS THE "PROPERTY"). The Property excludes the following: (i) accounts receivable for periods prior to and including the Apportionment Date, and (ii) property of guests.


                                   ARTICLE II
                                 PURCHASE PRICE

     2.1 PURCHASE PRICE. In accordance with the terms of this Agreement, Seller shall sell and Purchaser shall buy one hundred percent (100%) of the Partnership Interests of Newco for a total purchase price of Twenty-Two Million Dollars ($22,000,000.00) (the "PURCHASE PRICE"), payable to Seller on the Closing Date, subject to adjustment as set forth in Article XII below and application of the Deposit in accordance herewith, by wire transfer for Seller's account to Chicago Title Insurance Company, 1129 20th Street, N.W., Suite 100, Washington, D.C. 20036, ATTN: Douglas J. Mathis, Esq. (THE "TITLE COMPANY").

     2.2 ALLOCATION OF PURCHASE PRICE. On or before August 27, 1996, Purchaser and Seller shall determine in good faith an allocation of the Purchase Price among the Hotel and various items of Personal Property (including, without limitation, goodwill) as set forth on EXHIBIT B. Seller and the Purchaser agree to file federal, state and local tax returns consistent with such allocations.

     2.3 DEPOSIT. Purchaser has delivered to Title Company a deposit in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00), comprised of an irrevocable, commercial letter of credit, in substantially the form of EXHIBIT C attached hereto (THE "LETTER OF CREDIT"). Provided that the transaction contemplated by this Agreement has been approved by the advisory board of Purchaser in accordance with Section 6.7, on August 23, 1996, Purchaser shall replace the Letter of Credit with a cash deposit in the amount of One Million Dollars ($1,000,000) (THE "DEPOSIT") posted with the Title Company, which Deposit shall be nonrefundable to Purchaser, except as expressly described herein. The Title Company shall hold and disburse the Deposit in accordance with the form of escrow instructions (THE "ESCROW INSTRUCTIONS") attached hereto as EXHIBIT D.


                                  ARTICLE III
               SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     For purposes of this Article III, "Seller's knowledge" means the current actual knowledge of Seller derived after due and diligent inquiry of appropriate employees, officers, directors and agents. All representations and warranties contained herein with respect to the Hotel and/or the Property are
given only by Blackland and/or Great AQ as appropriate.    In order to induce

Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to, and covenants with, Purchaser as follows:

     3.1 GOOD STANDING. Blackland is duly organized, validly existing and in good standing under the laws of Illinois, Great AQ is duly organized, validly existing and in good standing under the laws of Delaware, and each is qualified to conduct business in the State of Louisiana and is authorized to conduct the business in which it is now engaged.

     3.2 TITLE. As of the date Seller and Purchaser execute this Agreement (THE "CONTRACT DATE") Seller is, and as of the Closing Newco will be, the owner of fee simple title to the Hotel and all appurtenances thereto, which shall be subject only to the Permitted Exceptions. Seller warrants that it has, and as of the Closing Date Newco shall have, good title to the Personal Property subject only to the Permitted Exceptions.

     3.3 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate actions of Seller, including all appropriate nominee trust authorizations of Blackland on behalf of Great AQ (none of which actions have been modified or rescinded, and all of which actions are in full force and effect). This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

     3.4 NO VIOLATIONS OR DEFAULTS. To Seller's knowledge, it is not in violation or default under any agreement with any third party, or under any judgment, order, decree, rule or regulation of any court, arbitrator, administrative agency or other governmental authority to which it may be subject, which violation or default will, in any one case or in the aggregate, materially adversely affect the ownership or operation of the Property or Seller's ability to consummate the transactions contemplated hereby. To Seller's knowledge, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction; (b) result in a breach or default under any agreement or other binding commitment of Seller or any provision of the organizational documents of Seller or Newco (except that performance under the Agreement now may give rise to breaches or defaults under Contracts and Equipment Leases); or (c) require any consent (other than with respect to consents required under any Contracts, Permits or Equipment Leases), approval or vote of any court or governmental authority or of any third person or entity that, as of the Closing Date, has not been given or taken, and does not remain effective.

     3.5 LITIGATION. Except as shown on EXHIBIT E, there are no actions, suits, arbitrations, governmental investigations or other proceedings pending or, to Seller's knowledge, threatened in writing against Seller, Newco or affecting the Property before any court or governmental authority, an adverse determination of which might adversely affect in any material respect (a) the financial condition or operations of Seller, Newco or the Property, (b) Seller's or Newco's ability to enter into or perform this Agreement, or (c) Seller's or Newco's, as applicable, title to the Property.

     3.6 COMPLIANCE WITH LAWS. To Seller's knowledge, Seller and the Property are in compliance (in all material respects) with all laws, rules, regulations, health and sanitation codes, zoning ordinances and with the terms of all Permits applicable to the Property, except for any breaches thereof caused by the transfer by Seller to Newco without necessary consents, requirements of the Americans with Disabilities Act and the matters disclosed in the Environmental Reports or elsewhere in this Agreement.

     3.7 INSURANCE.    EXHIBIT F  lists all existing insurance policies
covering the Property, all of which shall be maintained by Seller in all material respects in full force and effect until the Closing Date or earlier termination of this Agreement. All such policies will terminate as of the Closing.

     3.8 CONDEMNATION ACTIONS. There are no pending condemnation actions or special assessments of any nature and, to Seller's knowledge, there are no written threatened condemnation actions or special assessments of any nature with respect to the Property or any part thereof.

     3.9 HAZARDOUS MATERIALS. (a) "HAZARDOUS MATERIALS" means any of the following located on or under, or emanating from or affecting the Property : asbestos-containing materials, polychlorinated biphenyls (PCBs), flammable materials, explosives, radioactive materials, petroleum products and any materials, wastes, substances, or chemicals that are deemed hazardous, toxic, a pollutant or a contaminant under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901, et seq.), in the regulations adopted or publications promulgated pursuant thereto, or in any other applicable federal, state or local laws, ordinances, rules or regulations in effect on the Closing Date relating to protection of public health, safety or the environment.

     (b) Seller has delivered to Purchaser the following environmental report:
Phase I Environmental Site Assessment as prepared by ATEC Associates, Inc. dated May 3, 1993 (THE "ENVIRONMENTAL REPORT"). Based solely upon the information contained in the Environmental Report, and except as disclosed therein, Seller has no knowledge of the presence of any Hazardous Materials on the Property during Seller's period of ownership of the Hotel, except for such cleaning and office supplies which may constitute Hazardous Materials as are
used in the ordinary course of business of the Property.   Seller hereby
represents to Purchaser that the Environmental Report is the only environmental report which Seller has in its possession relating to the Property. Seller has no knowledge of any violation of federal, state or local law, rule or ordinances with respect to Hazardous Materials other than as disclosed in the Environmental Report.

     (c) To Seller's knowledge and except as disclosed in the Environmental Report, neither Seller nor any agent, officer, director or affiliate have received notice of any violation of federal, state or local law, rule, regulation or ordinance with respect to Hazardous Materials.

     (d) Seller shall defend, indemnify, and hold harmless Purchaser and its employees, agents and partners from and against any and all claims, demands, penalties, fines, liabilities, losses, settlements, damages, costs or expenses of whatever kind or nature, known or unknown, contingent or otherwise, asserted against or incurred by Purchaser or such other person, directly or indirectly, caused by or arising out of or based on circumstances which cause a breach of the representations and warranties contained in Sections 3.9(b) and 3.9(c) and which lead to governmental action, action by a third party or actions taken by Purchaser and based upon advice of a recognized environmental authority to the effect that action may need to be taken to avoid, reduce or limit Purchaser's or such person's exposure to liability or the risk of injury or damage of persons or property (COLLECTIVELY, "CLAIMS"), including, without limitation, costs of clean-up and losses (including, without limitation, reasonably foreseeable consequential damages) due to the partial or total interruption of the operations of the Property, attorneys' and consultants' fees and disbursements, investigation and laboratory fees, court costs and litigation expenses.

     3.10 ZONING; APPROVALS.    Seller has received no written notice of any
actual or threatened zoning changes from a governmental entity with proper jurisdiction which may affect the Property or any part thereof.

     3.11 FF&E, FIXED ASSET SUPPLIES.   A schedule reflecting the levels of
FF&E and Fixed Asset Supplies to be conveyed to Purchaser at Closing is attached hereto as EXHIBIT O. To the extent there exists an aggregate deficiency or overage prior to Closing, Purchaser or Seller, as appropriate, shall receive a credit against the Purchase Price to reflect the aggregate amount of such deficiencies or overages.

     3.12 CONTRACTS. All written service, maintenance, licensing, concession and other contracts or agreements related to the maintenance, ownership, use, possession or operation of the Property (THE "CONTRACTS"), other than the Equipment Leases, are listed on EXHIBIT G attached hereto.

     3.13 EQUIPMENT LEASES. All written leases of personal property located at, or used in the operation of, the Property (THE "EQUIPMENT LEASES") to which Seller is a party are listed on EXHIBIT H attached hereto.

     3.14 EMPLOYEES. (a) Other than as disclosed on EXHIBIT I, no employment contracts or collective bargaining agreements exist with respect to the Property that will subject Purchaser to a liability therefor. Great AQ is the employer of all persons employed at the Property .

     (b) To Seller's knowledge, there is no (i) strike, work stoppage or other labor dispute relating to the operation of the Property or threatened by any labor organization, or (ii) pending petition or demand in writing for recognition by any labor organization with respect to any employees of the Property.

     (c) Except as indicated in EXHIBIT I attached hereto and within the past twenty four (24) months, Seller has received no written notice of (i) any unfair labor practice charges or grievances pending against Seller or in process or threatened by or on behalf of any employee now or previously employed in the operation of the Property or by or on behalf of any labor organization, (ii) material complaints received by Seller or threatened, or with respect to unresolved complaints, on file with any applicable governmental agencies alleging employment discrimination, (iii) workers' compensation claims pending, in process or threatened and alleged to have resulted from or be related in any way to any incident at the Property or to employment in connection with the Property, (iv) any violation of any federal, state or local laws respecting employment and employment practices, or (v) any arrearage in the payment of any wages, benefits or payroll taxes other than in the ordinary course of business and as reflected on the Seller's financial statements previously provided to Purchaser. The items listed on EXHIBIT I shall be Seller's sole responsibility.

     3.15 FINANCIAL INFORMATION. Seller has previously delivered to Purchaser an unaudited balance sheet and related statements as of December 31, 1995 and a current balance sheet and related statements for the period ending April 30, 1996 each relating solely to the Property. All such information has been prepared in accordance with modified cash accrual accounting principles applied consistently with past practice of Seller.

     3.16 MANAGEMENT AND FRANCHISE AGREEMENTS. There are no existing management contracts or franchise agreements relating to the Property.

     3.17 PERMITS. All licenses (including, without limitation, liquor licenses), certificates of occupancy, permits and approvals related to the operation of the Property (THE "PERMITS") are listed on EXHIBIT J attached hereto, and Seller has provided to Purchaser true and complete copies of each Permit.

     3.18 "AS IS".    Except as expressly set forth herein, Purchaser
acknowledges and agrees that Seller has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to: (i) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology; (ii) the income to be derived from the Property; (iii) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon; or (iv) the habitability, merchantability or fitness for a particular purpose of the Property.

     3.19 NO LIABILITIES OF NEWCO. There are no outstanding loans, notes or other claims or obligations on which Newco is an obligor or guarantor or is otherwise liable, except for Permitted Exceptions, liabilities expressly assumed by Purchaser as set forth herein and liabilities retained by Seller.

     3.20 PARTNERSHIP INTERESTS. Seller is, or shall be as of Closing, the owner of one hundred percent (100%) of the Partnership Interests in Newco, free and clear of any liens, encumbrances and other similar matters at the time of Closing.

     3.21 SELLER'S OPPORTUNITY TO CURE MISREPRESENTATIONS. To the extent that any of the statements contained in this Article III (other than those contained in Sections 3.2, 3.9(a), 3.9(b) and 3.18) become false on or before the Closing Date, whichever of Purchaser or Seller become aware of the occurrence of a misrepresentation shall notify the other promptly in writing. Seller shall be required to use good faith efforts to cure such misrepresentation, including paying those funds reasonably necessary, but in no event more than Twenty-Five Thousand Dollars ($25,000.00) in those efforts (THE "GOOD FAITH EFFORTS"). If Purchaser becomes aware of or is notified of the misrepresentation and Seller does not, after making Good Faith Efforts, effect a cure of the misrepresentation, Purchaser shall have the remedies set forth in Section 9.2. If Seller does not, after making Good Faith Efforts, effect a cure of the misrepresentation and Purchaser elects to close the transactions contemplated in this Agreement, Purchaser shall be deemed to have waived its rights against Seller with respect to such misrepresentation. As of the Contract Date, Purchaser has no knowledge of any misrepresentation by Seller.


                                   ARTICLE IV
             PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to, and covenants with, Seller as follows:

     4.1 GOOD STANDING. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware, is authorized to conduct the business in which it is now engaged and is, or as of the Closing Date shall be, qualified to do business in the State of Louisiana, if legally required. Purchaser's general partner is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is authorized to conduct the business in which it is now engaged.

     4.2 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite partnership actions of Purchaser (none of which actions have been modified or rescinded, and all of which actions are in full force and effect). This Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with terms.

     4.3 NO VIOLATIONS OR DEFAULTS. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction;

(b) result in a breach or default under any contract or other binding commitment of Purchaser or any provision of the organizational documents of Purchaser; or (c) require any consent or approval or vote that has not been taken or given, or at the time of the transaction involved, shall not have been taken or given.

     4.4 LITIGATION. There are no actions, suits, arbitrations, proceedings, governmental investigations or other proceedings that are pending against Purchaser that adversely and materially affect its right to enter into or perform this Agreement.


                                   ARTICLE V
                                    CLOSING

     5.1 CLOSING. The consummation of the purchase and sale of the Property as contemplated by this Agreement (THE "CLOSING") shall take place at 10:00 a.m. on October 16, 1996 (THE "CLOSING DATE"), at the offices of Hogan & Hartson L.L.P., 555 13th Street, N.W., Washington, D.C., or at such other location as may be mutually agreed upon by Seller and Purchaser. All of Seller's deliveries and the Purchase Price shall be delivered in escrow to the Title Company. All transactions at the Closing shall be interdependent and are to be considered simultaneous, so that none are effective until all are effective.

     5.2 COSTS. Purchaser and Seller shall split 50/50 all transfer and recording taxes and fees, any bulk sales taxes and other personal property taxes associated with the Closing. Purchaser shall pay all costs of title insurance, title insurance premium (owner's, lender's and endorsements), and survey. Each party shall pay its own attorneys' fees incurred in connection with this transaction.

                                   ARTICLE VI
                            ACTIONS PENDING CLOSING

     6.1 CONDUCT OF BUSINESS; MAINTENANCE AND OPERATION OF PROPERTY. Between the Contract Date and the Closing Date, Seller shall carry on the business of the Property in the ordinary course and in a reasonable and diligent manner consistent with prior practice. Seller shall cause the Property to be maintained in its present order and condition, normal wear and tear and casualty excepted, and shall cause the continuation of the normal operation thereof, including the purchase and replacement of supplies and equipment in the ordinary course of business and the continuation of the normal practice with respect to maintenance and repairs so that the Property shall, except for normal wear and tear and casualty, be in substantially the same condition on the Closing Date as on the Contract Date. Subject to the provisions of Section
11.1 hereof, Seller shall notify Purchaser in writing of any loss, breakage or damage to the Property occurring prior to the Closing Date, if the cost of repair or replacement therefor are reasonably estimated to exceed $2,500, and if such repair or replacement is not completed prior to Closing, Purchaser shall receive a credit against the Purchase Price for the estimated remaining cost thereof. However, if there is loss, breakage and/or damage in excess of $2,500 as a result of an emergency condition, Seller may replace such item without notifying Purchaser
in advance, so long as Seller notifies Purchaser promptly thereafter.   Seller
shall not remove or permit to be removed any Personal Property except as necessary for repairs or replacements of worn out or obsolete items.

     6.2 TITLE INSURANCE. (a) Attached as EXHIBIT K hereto is a list of title exceptions on the Property agreed upon by Seller and Purchaser (THE "PERMITTED EXCEPTIONS").

     (b) Purchaser has obtained a binding commitment for an owner's policy of title insurance to be issued by the Title Company to Purchaser on American Land Title Association Form B-1992 (THE "TITLE COMMITMENT"), which shall be modified to commit to insure Newco's good and marketable fee simple title to the Hotel following the assignment of the Partnership Interest to Purchaser. The title policy to be issued pursuant to the Title Commitment shall be in an amount equal to the portion of the Purchase Price allocable to the value of the Hotel, as shown in EXHIBIT B.

     (c) The cost of the title policy (including lender's policy and all endorsements) to be issued at Closing shall be borne by Purchaser, and shall include at Purchaser's sole cost and expense a non-imputation endorsement and such additional endorsements as Purchaser reasonably may request. Seller shall provide at its sole cost and expense affirmative ALTA lien coverage as is required to insure over any potential liens for work performed or materials supplied prior to Closing.

     6.3 SURVEY. Purchaser has obtained an as-built survey of the Hotel, prepared in conformity with current American Land Title Association/American Congress on Surveying and Mapping standards for "Class-A" Urban surveys and certified to Purchaser, Purchaser's lender, Seller and the Title Company by a duly licensed land surveyor or professional engineer.

     6.4 CONTRACTS; EQUIPMENT LEASES. Between the Contract Date and the Closing Date, Seller shall not renew, extend or modify any Contract or Equipment Lease or enter into any new such agreements that either would survive the Closing Date or may not be terminated at no cost to Purchaser as of the Closing Date, without Purchaser's prior written consent (such consent will be deemed given if Purchaser does not respond within five (5) days after Seller's request for such consent) in each instance.

     6.5 NO ACTION.    If any event occurs, whether through Seller's action,
inaction or otherwise, prior to Closing which would cause Seller to have knowledge that any of Seller's representations or warranties have become untrue in any material respect, Seller shall notify Purchaser promptly in writing of such occurrence.

     6.6 COOPERATION. Seller, at no out of pocket cost or liability to itself, shall reasonably cooperate with Purchaser in securing the transfer or issuance of any permits or licenses, including, without limitation, a liquor license, necessary to permit the lawful, continuous operation of the Property by Purchaser immediately following the Closing Date.

     6.7 RIGHT OF ACCESS. (a) From and after August 23, 1996 and provided that Seller has not otherwise terminated this Agreement in accordance with Section 6.7(b) below, Purchaser shall have the right, upon reasonable notice to Seller, at its own risk, cost and expense and at any date or dates prior to Closing, to enter, or cause its agents or representatives to enter, upon the Property. In addition, Purchaser may conduct such architectural, environmental, economic and other studies of the Property as Purchaser may, in its sole discretion, deem desirable. Purchaser shall not make any physical alterations to the Property, such entry shall not interfere with the guests or management of the Property, and Purchaser shall indemnify, defend and hold Seller harmless from any cost, claim or expense in connection therewith, except that Purchaser's obligations as set forth in this sentence shall not extend to previously existing conditions that are discovered by Purchaser to be present on, under or about the Property. Purchaser shall have complete access to all on-site information related to the Property during reasonable business hours and shall have the right to make copies of same. Seller shall, to the extent reasonably requested files or documents are not located on the site of the Hotel, make those files available to Purchaser at its New Orleans offices during normal business hours. If Purchaser elects to terminate this Agreement pursuant to Section 6.7(b) below, Purchaser agrees to supply Seller with the results of any tests, studies or inspections of the Property performed hereunder. Seller shall, to the extent available, provide up to forty (40) rooms at $50.00 per night, plus applicable tax to Purchaser, its employees, officers and agents during the Feasibility Period and the period prior to Closing.

     (b) APPROVAL OF ADVISORY BOARD. Purchaser shall present for approval by Purchaser's advisory board this Agreement and all of the transactions contemplated hereby on or before August 22, 1996. If Purchaser does not receive such approval, Purchaser shall notify Seller prior to 6:00 p.m. Eastern Daylight Time on August 22, 1996 at which time this Agreement shall terminate and Purchaser shall receive a return of the Letter of Credit.

     6.8 TERMINATION OF EMPLOYEES. If necessary, Great AQ shall terminate the employment of all individuals employed at or in connection with the Property. Compliance with the provisions of the Worker Adjustment and Retraining Notification Act ("WARN ACT") 29 U.S.C. 2101 et seq. shall be and remains Seller's sole responsibility. It is Purchaser's current intention to hire or to cause to be hired substantially all of the employees on terms and conditions which are comparable to those provided by Seller. Seller agrees to indemnify and hold Purchaser harmless from and against any and all liability, loss, cost, damage and/or expense (including, without limitation, reasonable attorneys' fees and expenses) arising from or relating to the WARN Act insofar as it relates to the purchase and sale of the Property and the termination of the employees who provide services at the Property prior to the Closing Date. Purchaser agrees to indemnify and hold Seller harmless from and against any and all liability, loss, cost, damage and/or expense (including, without limitation, reasonable attorneys' fees and expenses) arising from or relating to Purchaser's failure to comply with the previous sentence. Seller shall notify Purchaser in writing prior to the delivering of any WARN Act notice.

                                  ARTICLE VII
                        CONDITIONS PRECEDENT TO CLOSING

     It shall be an express precondition to Purchaser's obligation to purchase the Property that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived by Purchaser).

     7.1 REPRESENTATIONS AND WARRANTIES.   Each of Seller's representations and
warranties shall be true and accurate in all material respects as if made on and as of the Closing Date.

     7.2 COVENANTS OF SELLER. All actions Seller covenants herein to take shall have been completed in all material respects.

     7.3 MORTGAGE RELEASE. Chemical Bank shall have issued a customary payoff letter indicating that other than payment of its release price, which will occur at Closing, all conditions to the issuance of the release have been satisfied.

     7.4 FORMATION AND QUALIFICATION OF NEWCO. On or before October 14, 1996, Seller shall cause the formation of Newco as a Delaware limited partnership and shall qualify Newco to do business in the state of Louisiana. Newco's only assets shall be the Property, and it shall have only those liabilities described herein.

     7.5 TRANSFER OF HOTEL TO NEWCO. Immediately prior to Purchaser's acquisition of the Partnership Interests on the Closing Date, Seller shall cause the transfer of one hundred percent (100%) of the beneficial and legal title to the Hotel to Newco. Immediately prior to Purchaser's acquisition of the Partnership Interests on the Closing Date, the transfer of the Hotel shall have been reflected in the applicable land records in the State of Louisiana.

     7.6 TRANSFER OF PERSONAL PROPERTY. Seller shall have caused the transfer of the Personal Property to Newco, subject only to the Permitted Exceptions.

     7.7 FAILURE OF CONDITION. In the event of the failure of any condition precedent set forth above, Purchaser, at its sole election, may elect one of the following: (a) terminate this Agreement (and receive a return of the Deposit); (b) waive the condition and proceed to Closing; (c) extend the Closing Date for such reasonable additional period of time as may be reasonably required to allow Seller to remedy such failure (but, in no event shall the Closing Date be extended for more than ninety (90) days; or (d) if such failure arises from Seller's breach of this Agreement, avail itself of any remedies provided in Section 9.2.


                                  ARTICLE VIII
                               CLOSING DELIVERIES

     8.1 ASSIGNMENT OF PARTNERSHIP INTERESTS. Seller shall deliver an assignment of one hundred percent (100%) of the Partnership Interests in Newco to designees of Purchaser disclosed to Seller prior to the Closing Date, generally warranting that title to the Partnership Interests are free and clear of any liens, encumbrances and similar matters.

     8.2 BILL OF SALE. Seller shall deliver a limited warranty bill of sale, dated as of the Closing Date, conveying to Newco the Personal Property, free of all items other than the Permitted Exceptions. The Bill of Sale shall contain the following provision:

     Except as otherwise set forth in that certain Purchase Agreement dated June 7, 1996 as amended through the date hereof, between Blackland Vistas, Inc. and Great AQ Steamboat Co., as sellers and Thayer Hotel Investments L.P., as purchaser, this Property is sold by Seller and purchased by Purchaser "AS IS" with no warranty of condition whatsoever, either expressed or implied, even for the return of the Purchase Price, with Purchaser expressly waiving any and all other warranties, including those pertaining to fitness for a particular use and those warranties against hidden, latent, or rehibitory defects. Without limitation of the generality of the foregoing, Purchaser hereby expressly waives and renounces any and all rights or claims which it has or may have for rehibition and/or quanti minoris, whether under Articles 2520 et seq. of the Louisiana Civil Code or otherwise. Purchaser has inspected the Property to the extent it deems necessary and is satisfied with the condition thereof.

     8.3 OPINION OF LOCAL COUNSEL. Seller shall deliver an opinion substantially in the form of EXHIBIT L attached hereto or otherwise satisfactory to Purchaser.

     8.4 ASSIGNMENT OF PERMITS. Seller shall deliver an assignment without warranty of all applicable Permits if and to the extent assignable to Newco.

     8.5 ASSIGNMENT OF CONTRACTS AND EQUIPMENT LEASES. Seller shall deliver an assignment of all Contracts, Equipment Leases and Purchase Orders. On behalf of Newco, Purchaser shall execute such assignments to evidence its obligation to assume all obligations of Seller under the Contracts, Equipment Leases and Purchase Orders arising after the Closing.

     8.6 FIRPTA CERTIFICATE. Each Seller shall deliver a certificate, dated as of the Closing Date, to establish that such Seller is not a foreign person for the purposes of the Foreign Investors in Real Property Tax Act.

     8.7 NEWCO DOCUMENTS. Seller shall deliver a certificate from the State of Delaware evidencing that Newco is a limited partnership in good standing. Seller shall deliver a certificate from the State of Louisiana evidencing that Newco is authorized to conduct business and in good standing in the State of Louisiana. Seller shall deliver any necessary certificates required by the Delaware Revised Uniform Limited Partnership Act to reflect the substitution of partners contemplated by this Agreement. Seller shall deliver a copy of all organizational documents of Newco.

     8.8 PROFIT PARTICIPATION AGREEMENT. Seller and Purchaser shall each deliver an executed counterpart of the agreement reflecting that Seller receive certain additional sums under certain conditions in the form attached hereto as EXHIBIT M.

     8.9 DELTA QUEEN AGREEMENT. Seller and Purchaser shall each deliver an executed counterpart of the agreement concerning the $584,179 per year in base business the Delta Queen Steamboat Company is to provide the Hotel for two (2) years after Closing in the form attached hereto as EXHIBIT N.

     8.10 ASSIGNMENT OF WARRANTIES.   Seller shall deliver an assignment of any
assignable warranties payment and performance bonds, if any, and other assignable obligations of any contractor, architect, engineer, designer, supplier or other party in connection with the Property.

     8.11 ORIGINAL DOCUMENTS. Seller shall deliver the original, to the extent in Seller's possession, custody or control (otherwise legible copies thereof), Permits, Contracts and Equipment Leases which are to be assigned to Purchaser.

     8.12 TITLE POLICY AND OTHER DOCUMENTS. Purchaser shall be able to obtain a policy of title insurance in conformance with the Title Commitment, subject only to Permitted Exceptions. Each party shall deliver such other documents and instruments as may be reasonably requested by the other or the Title Company to effectuate the transactions contemplated by this Agreement and to induce the Title Company to insure title to the Hotel as described herein. Purchaser and Seller shall execute a closing statement reflecting the apportionment's set forth in Article 12.

     8.13 NON-IMPUTATION ENDORSEMENT.  The title policy referenced in Section
8.12 shall contain a non-imputation endorsement. Seller shall deliver all necessary reasonable affidavits, certificates, and other documentation required by the Title Company in order to issue a non-imputation endorsement.

     8.14 POSSESSION; KEYS. Seller shall deliver possession of the Property to Purchaser, together with all keys, including, without limitation, keys for all security systems, rooms and offices.

     8.15 PURCHASE PRICE. Purchaser shall deliver the balance of the Purchase Price, plus or minus prorations and credits provided for in this Agreement and as reflected in the Closing Statement. The Title Company shall deliver the Deposit.

     8.16 LIQUOR LICENSE. Purchaser, on behalf of Newco, shall have either (i) received a liquor license for the proper operation of the Hotel or (ii) entered with Seller into an interim arrangement (such as the assignment of the Seller's existing liquor license) pending receipt of a final liquor license.


                                   ARTICLE IX

                                    DEFAULT

     9.1 PURCHASER'S DEFAULT.   If Purchaser fails, refuses or is unable to
consummate the purchase and sale contemplated herein after all conditions precedent to Purchaser's obligation to do so have been satisfied or waived by Purchaser, Title Company shall pay the Deposit to Seller in accordance with the Escrow Instructions, which, except as set forth in the next sentence, shall serve as full and complete liquidated damages, and as the exclusive and sole right and remedy of Seller, whereupon this Agreement shall terminate and neither party shall have any further obligations or liabilities to the other party. In addition, Seller may, at its option, seek to recover additional damages, if any, from Purchaser, not to exceed One Million Dollars ($1,000,000).

     9.2 SELLER'S DEFAULT. If Seller breaches its representations, warranties, covenants and/or agreements under this Agreement or has failed, refused or is unable to consummate the purchase and sale contemplated herein by the Closing Date, Title Company shall return the Deposit to Purchaser in accordance with
the Escrow Instructions.    In addition,  Purchaser shall be entitled to pursue
any one of the following remedies: (i) an action for specific performance, so long as Purchaser files the action within forty-five (45) days after the Seller's breach; or (ii) if Seller has not cured any such breach in accordance with Section 3.19, seek to recover damages from Seller not to exceed Two Million Dollars ($2,000,000).


                                   ARTICLE X
                                INDEMNIFICATION

     10.1 AGREEMENT TO INDEMNIFY. After consummation of the Closing, subject to any express provisions of this Agreement to the contrary: (a) each Seller shall hold harmless, indemnify and defend Purchaser against any and all obligations, claims, losses, damages, liabilities and expenses (including reasonable attorneys' fees and other charges) arising out of (i) the inaccuracy of any representation or warranty of Seller herein, (ii) the failure of such Seller to perform any of its obligations hereunder, (iii) events, contractual obligations, acts or omissions of such Seller that occurred in connection with the ownership or operation of the Property prior to the Closing, (iv) damage to property or injury to or death of any person or any claims for any debts or obligations occurring on or in connection with the Property or any portion thereof or with respect to the Property's operations at any time or times prior to the Closing, (v) contractual obligations, acts or omissions of Newco that occurred in connection with the ownership or operation of the Property prior to the Closing or (vi) damage to property or injury to or death of any person or any claims for any debts or obligations occurring or in connection with any property owned by Newco, except as expressly set forth herein; and (b) Purchaser shall hold harmless, indemnify and defend Seller against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and other charges) arising out of (i) the inaccuracy of any representation or warranty of Purchaser herein,
(ii) the failure of Purchaser to perform any of its obligations hereunder,
(iii) events, contractual obligations, acts or omissions of Purchaser or its agents that occur in connection with the ownership or operation of the Property after the Closing, or (iv) any damage to property or injury to or death of any person or any claims for any debts or obligations occurring on or about the Property or any portion thereof or with respect to the Property's operations at any time or times after the Closing.

     10.2 INDEMNIFICATION REGARDING ASSUMED OBLIGATIONS. Whenever it is provided in this Agreement that an obligation of one party will be assumed by the other party after the Closing, the party so assuming such liability also shall be deemed to have agreed to indemnify, defend and hold harmless the other party and its successors and assigns, from all claims, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and other charges) arising from any failure of the assuming party to perform the obligation so assumed after the Closing.

     10.3 NOTICE AND COOPERATION ON INDEMNIFICATION. Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of such party and generally shall cooperate with said other party in the defense of any such claim.

     10.4 DEFENSE OF THIRD PARTY CLAIMS. With respect to any action or claim or demand set forth relating to a third party claim, the indemnity or shall have the right to assume the defense thereof (or, if applicable continue defense thereof), in good faith and at its expense. The indemnitee, if it so chooses, shall have the right to participate in the defense of any such third party claim at its expense. So long as the indemnitor is defending in good faith any such third party claim, the indemnitee shall not settle or compromise such third party claim. The indemnitee shall make available to the indemnitor or its representatives all records and other materials reasonably required by them for their use in contesting a third party claim and shall cooperate fully with the indemnitor in the defense of all such claims. If the indemnitor does not so elect to assume defense of (or if applicable, continue the defense of) any such third party claim, the indemnitee shall have no obligation to do so.


                                   ARTICLE XI
                            CASUALTY OR CONDEMNATION

     11.1 CONDEMNATION OR CASUALTY . If, prior to Closing, (i) condemnation proceedings are commenced against all or any material portion of the Property , or (ii) the Property is damaged by fire or other casualty to the extent that the cost of repairing such damage shall be Seven Hundred Fifty Thousand Dollars ($750,000.00) or more, as determined by an independent architect, Purchaser or Seller shall have the right, upon notice in writing to the other delivered within fifteen (15) days after actual notice of such condemnation, fire or other casualty, to terminate this Agreement, whereupon the Deposit shall be returned immediately to Purchaser, and neither party shall have any further liability to the other hereunder. If Purchaser or Seller do not elect, or are not entitled, to terminate this Agreement, the Purchase Price shall not be reduced except as hereinafter set forth, but Purchaser shall be entitled to an assignment of Seller's proceeds of fire or other casualty insurance with respect to the Hotel and rent insurance proceeds (if any) payable with respect to the Property for the period after Closing or of the condemnation award for the Property , and Seller shall have no obligation to repair or restore the Property; provided, however, that the Purchase Price shall be reduced by an amount equal to the sum of (a) any uninsured or unreimbursed amount which would be reasonably required to restore the Property to its condition prior to the casualty, (b) the "deductible" applied by Seller's insurer with respect to such fire or casualty and (c) the amount by which the proceeds of such insurance will be reduced by reason of the application of any co-insurance clause in Seller's insurance policy. If Purchaser proceeds to Closing hereunder, Seller shall not compromise, settle or adjust any claims to such proceeds or awards, without Purchaser's prior written consent, which consent will not be unreasonably withheld or delayed.

     11.2 RISK OF LOSS.  Subject to the provisions of this Article XI, the risk
of loss or damage to the Property   shall remain with Seller until Closing.


                                  ARTICLE XII
                                 APPORTIONMENTS

     12.1 APPORTIONMENTS. The following apportionments shall be made between the parties at the Closing as of 11:59 p.m. (THE "FRONT DESK CLOSING HOUR") on the day immediately prior to the Closing Date (THE "APPORTIONMENT DATE"), it being understood that for purposes of this Article XII, but not for the rest of this Agreement, Purchaser shall be deemed to be the owner of the Property on the Closing Date.

     (a) real estate taxes, personal property taxes, special assessments and vault charges, if any, due as of Closing, whether or not payable at Closing;

     (b) water and sewer service charges and charges for gas, electricity, telephone and all other public utilities. If there are meters measuring the consumption of water, gas or electric current, Seller, not more than one day prior to the Apportionment Date, if possible, shall cause such meters to be read, and shall pay all utility bills for which Seller is liable upon receipt of statements therefor. Purchaser shall be responsible for causing such utilities and services to be changed to the name of Newco and shall be liable for and shall pay all utility bills for services rendered after the Apportionment Date. All utility adjustments will be made by the parties outside of Closing ;

     (c) amounts which have been paid or are payable under the Contracts, Equipment Leases and Permits, if any, assigned to and assumed by Newco at Closing;

     (d) prepaid advertising expenses;

     (e) commissions of credit and referral organizations; and

     (f) other similar items of income and expenses of operation of the Property, including, without limitation, items deemed to be payables, indebtedness, liabilities or obligations of any kind or nature related to Seller, Newco or the Property for periods prior to and including the Apportionment Date; all of which items shall be the sole responsibility of Seller.

     12.2 DEPOSITS. All deposits from guests or others made as security or in connection with future services to be rendered shall be credited to Purchaser at the Closing. Purchaser shall assume responsibility for the provision of such services and for the amount so credited and shall hold Seller harmless therefrom.

     12.3 ROOM REVENUE, CASH REGISTER. All revenues received or to be received from transient guests on account of room rents for the period ending on the Apportionment Date shall belong to Seller, and for the period beginning on the day immediately following the Apportionment Date such revenues shall belong to Purchaser; provided, however, that revenues received or "posted" after the Front Desk Closing Hour shall belong to Purchaser. The accounts receivable of registered guests at the Property who have not checked out and were occupying rooms as of the Front Desk Closing Hour on the Apportionment Date are collectively called the "CURRENT LEDGER", and Seller shall receive a credit to the Purchase Price at Closing for all such amounts less applicable credit card and travel agent commissions allocable to such share, which commissions shall
be paid by Purchaser out of such proceeds when and as collected.    In
addition, Seller shall receive a credit against the Purchase Price in the amount equal to the sum of all cash maintained by Seller as of the Closing Date in all cash registers and drawers and for all of Seller's cash maintained in Safes.

     12.4 ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE; UNOPENED INVENTORIES. A list of all accounts receivable (other than the Current Ledger) shall be presented to and be initialed by Purchaser and Seller at Closing.

     All accounts receivable (other than the Current Ledger) originating prior to the Apportionment Date shall belong to Seller, but Seller shall not attempt to collect such accounts receivable unless requested to do so by Purchaser or
otherwise provided below.    Following Closing, Purchaser shall use good faith
efforts toward the collection of such accounts receivable, but Purchaser shall have no responsibility or liability with regard to such accounts receivable nor be expected to incur any cost with respect to such collections. With regard to any collection made from any person or entity who is indebted to the Property both with respect to accounts receivable accruing prior to the Apportionment Date and to accounts receivable accruing subsequent to the Apportionment Date, such collection shall be applied first to the payment in full of any amounts due to the Seller on accounts accrued prior to the Apportionment Date and then to Purchaser amounts accruing subsequent to the Apportionment Date. Any amounts collected by Purchaser on Seller's behalf shall be remitted to Seller promptly. Purchaser shall pay Seller, in addition to the Purchase Price a credit not to exceed Forty thousand Dollars

($40,000.00) for all unopened Inventories, which by law are transferable to Purchaser, and Purchaser shall receive such unopened Inventories.

     12.5 FOOD AND BEVERAGE REVENUE; VENDING MACHINE AND PAY TELEPHONE REVENUE. All moneys received in connection with bar and restaurant services at the Property prior to the Front Desk Closing Hour shall belong to Seller and shall be credited to Seller at Closing. Vending machine proceeds and pay telephone proceeds shall be counted as close to the Front Desk Closing Hour as is possible and the net amount thereof shall be credited to Seller at Closing.

     12.6 GUESTS' PROPERTY.    Purchaser shall be responsible from and after
the Closing Date and will indemnify and hold Seller harmless from and against all claims for all baggage and property of guests of the Hotel checked or left in the care of Seller.

     12.7 ACCOUNTING.    The computation of the adjustments shall be jointly
prepared by Seller and Purchaser in accordance with modified cash accrual accounting principles.

     12.8 EMPLOYEE COMPENSATION. Seller shall be solely responsible for any liability for payment of all employees' wages, accrued vacation pay, sick leave, bonuses, pension benefits and other benefits earned by and due to or accrued to employees at the Property through the Front Desk Closing Hour on the Apportionment Date, together with F.I.C.A., unemployment and other taxes due from any employer of such employees. All employee 401K contributions shall be made to employees in accordance with Seller's 401K plan. Seller shall indemnify and hold Purchaser harmless from and against any and all liability, loss, cost, damage or expense related to any of the foregoing items. Such indemnity shall survive Closing.

     Notwithstanding the foregoing, Purchaser may elect, at its option, to receive a credit against the Purchase Price for the amount of earned but unused vacation pay and sick leave (THE "PTO CREDIT") for employees who will be rehired by Purchaser's agent. Purchaser shall indemnify and hold Seller harmless from and against any and all liability, loss, cost, damage or expense for claims by such employees for vacation pay and sick leave to the extent of the PTO Credit.



                                  ARTICLE XIII
                                 MISCELLANEOUS

     13.1 SURVIVAL. The representations, warranties, covenants and indemnities contained in this Agreement shall be effective as of the Closing Date, and any liability with respect to breach thereof shall survive the Closing for a period of one (1) year, except for Seller's warranties and representations set forth in Sections 3.19 and 3.20 and the indemnities set forth in Section 10.1(a)(v) and (vi) which shall have no limitation on survival. The obligations of Purchaser and Seller under this Agreement to the extent not fully performed as of the Closing Date or to the extent so indicated herein shall survive the Closing. Except as otherwise expressly provided herein, all claims by either party hereto, whether for amounts due or otherwise, under any provision of this Agreement, must be made in writing to the other party on or before twelve (12) months from the Closing Date.

     13.2 ASSIGNMENT. (a) Purchaser agrees that from and after Closing, Purchaser shall be general partner of Newco. Otherwise, neither party shall assign or transfer or permit the assignment or transfer of its rights or obligations under this Agreement without the prior written consent of the other, any such assignment or transfer without such prior consent being hereby declared to be null and void.

     (b) In the event either party consents to an assignment of this Agreement by the other for which consent is required, no further assignment shall be made without another written consent from the consenting party, unless the assignment may otherwise be made without consent under this Agreement. An assignment by either Seller or Purchaser of its interest in this Agreement shall not relieve Seller or Purchaser, as the case may be, from its obligations, but this Agreement shall then inure to the benefit of, and be binding on, the assignee's successors, heirs, legal representatives and assigns.

     13.3 CONSENTS. If, under this Agreement, the consent of a party is required, the consent shall be in writing and shall be executed by a duly authorized officer or agent, and shall not be unreasonably withheld or delayed.

     13.4 APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Louisiana, without resort to the choice of law rules thereof.

     13.5 HEADINGS; EXHIBITS. The headings of articles and sections of this Agreement are inserted only for convenience; they are not to be construed as a limitation of the scope of the particular provision to which they refer. All exhibits attached or to be attached to this Agreement are incorporated herein by this reference.

     13.6 NOTICES. Notices and other communications required by this Agreement shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service, facsimile or by certified or registered mail, postage prepaid, with return receipt requested. All notices shall be addressed as follows:

     If to Seller:

     American Classic Voyages Co.
     Two North Riverside Plaza, Suite 200
     Chicago, Illinois.  60606
     ATTN:  Jordan Allen, Senior Vice President & General Counsel
     [FAX]  312 466-6151

     with a copy to:

     Fred Langtry, Esquire
     Rosenberg & Liebentritt, P.C.
     Suite 1515
     Two North Riverside Plaza
     Chicago, Illinois  60606
     [FAX]  312 454-0335

     If to Purchaser:

     Thayer Hotel Investments L.P.
     410 Severn Avenue
     Suite 314
     Annapolis, Maryland 21403
     Attention:  Mr. William G. Moeckel
     Attention:  David J. Weymer, Esquire
     [FAX]  410 268-1582

     with a copy to:

     Carol Weld King, Esquire
     Hogan & Hartson L.L.P.
     555 13th Street, N.W.
     Washington, D.C.  20004
     [FAX]  202 637-5910

or to such other address as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt (or refusal thereof) if personally delivered or sent by recognized overnight delivery service, three (3) days following the date of mailing if sent by certified mail, or upon receipt of confirmation if sent by facsimile.

     13.7 WAIVER. The failure of either party to insist on strict performance of any of the provisions of this Agreement or to exercise any right granted to it shall not be construed as a relinquishment or future waiver; rather, the provision or right shall continue in full force. No waiver of any provision or right shall be valid unless it is in writing and signed by the party giving it.

     13.8 PARTIAL INVALIDITY. If any part of this Agreement is declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such portion had never existed, unless this construction would operate as an undue hardship on Seller or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

     13.9 ENTIRE AGREEMENT. This Agreement, together with the other writings signed by the parties and incorporated by reference and together with any instruments to be executed and delivered under this Agreement, constitutes the entire agreement between the parties with respect to the purchase and sale of the Property and supersedes all prior oral and written understandings. Amendments to this Agreement shall not be effective unless in writing and signed by the parties hereto.

     13.10 TIME IS OF THE ESSENCE. Time is of the essence with respect to performance of all obligations under this Agreement.

     13.11 WAIVER OF JURY TRIAL. Seller and Purchaser each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated hereunder.

     13.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts which, when taken together, shall constitute a single, binding instrument.

     13.13 BROKERAGE.   Purchaser represents to Seller that no broker or
consultant acting on its behalf brought about this transaction. Seller represents to Purchaser that other than Equity Assets Management, no other broker or consultant acting on its behalf brought about this transaction. Each of the parties hereto agrees to indemnify and hold the other harmless from claims made by any broker, attorney or finder claiming through such party (including Equity Assets Management, for which Seller shall bear full responsibility) for a commission, fee or compensation in connection with this Agreement or the sale of the Property hereunder. The provisions of this
Section 13.13 shall survive Closing.

     13.14 PURCHASER'S LENDER. Seller hereby acknowledges that, even though this Agreement is not in any way conditional upon Purchaser's ability to find mortgage financing for the Property, that Purchaser may, in fact, obtain or attempt to find such financing, and that Seller shall reasonably cooperate, at no out-of-pocket cost to Seller, with Purchaser and any such lender to enable such financing to occur as a part of the Closing.

     13.15 AMENDMENT AND RESTATEMENT. This Agreement amends, restates and supercedes in its entirety the Original Agreement as modified by the Amendments.

     IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date indicated below.

                                    SELLER

ATTEST:                             BLACKLAND VISTAS, INC., an Illinois
                                    corporation


                                    By: /s/ Jordan B. Allen
- --------------------                   --------------------------
                                    Name:   Jordan B. Allen
                                         ------------------------
                                    Its:  Vice President
                                        -------------------------

                                    GREAT AQ STEAMBOAT CO., a
                                    Delaware corporation

                                    By:  /s/ Jordan B. Allen
- --------------------                   --------------------------
                                    Name:    Jordan B. Allen
                                         ------------------------
                                    Its:  Vice President
                                        -------------------------



                                    PURCHASER


                                    THAYER HOTEL INVESTMENTS L.P., a
                                    Delaware limited partnership

                                    By: LODGING OPPORTUNITIES
                                    CORPORATION, a Delaware corporation
ATTEST:                             Its:  General Partner

                                    By: /s/ David J. Weymer
- --------------------                   ------------------------------------
                                    Name:   David J. Weymer
                                         ----------------------------------
                                    Its: Vice President and General Counsel
                                        -----------------------------------

The following are attachments not contained herein:



A    Legal Description of Land
B    Purchase Price Allocation
C    Form of Letter of Credit
D    Form of Escrow Instructions
E    List of Litigation
F    Existing Insurance Policies
G    List of Service Contracts
H    List of Equipment Leases
I    Employment Contracts and Claims
J    Permits
K    Permitted Exceptions
L    Form of Local Counsel's Opinion
M    Form of Profit Participation Agreement
N    Form of Delta Queen Agreement
O    List of FF&E and Fixed Asset Supplies